Exhibit 99.1

Jaguar Health Reports Voting Results from January 2023 Special Meeting of Stockholders

All proposals approved

Company announces 1-for-75 reverse stock split to support compliance with Nasdaq listing standards

Shares of Jaguar Health common stock to begin trading on split-adjusted basis on January 23, 2023

Patient enrollment expected to complete in Q2 2023 for company’s pivotal Phase 3 OnTarget clinical trial of crofelemer for prophylaxis of diarrhea in adult cancer patients receiving targeted therapy

San Francisco, CA (January 20, 2023): Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”) today announced the voting results of the Company’s Special Meeting of Stockholders (the “Special Meeting”) held on January 20, 2023 and announced that the Company will effect a reverse stock split of its issued and outstanding voting common stock (“Common Stock”), at an exchange ratio of 1-for-75, on Monday, January 23, 2023 (the “Effective Date”) in order to support the Company's compliance with Nasdaq’s listing standards. The Company’s Common Stock will begin trading on a split-adjusted basis when the market opens on the Effective Date and will remain listed on The Nasdaq Capital Market under the symbol “JAGX”. The new CUSIP number for the Company’s Common Stock following the reverse stock split is 47010C706.

The effectuation of the reverse stock split follows the approval of a proposal submitted to Jaguar stockholders at the Special Meeting. This proposal was approved by the affirmative vote of the holders of a majority of the voting power of the Jaguar Common Stock and the Series F Preferred Stock of the Company outstanding as of the record date for the Special Meeting. Three proposals were submitted to and approved by the stockholders of the Company at the Special Meeting. The proposals are described in detail in the Company’s definitive proxy statement on Schedule 14A relating to the Special Meeting filed with the Securities and Exchange Commission on November 28, 2022. Stockholders may obtain a free copy of the proxy statement and other documents filed by Jaguar with the SEC at http://www.sec.gov. The proxy statement is also available on the Company’s corporate website.

When the reverse stock split becomes effective, every seventy-five (75) shares of the Company’s Common Stock immediately prior to the Effective Date shall automatically be reclassified into one (1) share of Common Stock, without any change in the par value per share, and this change will be reflected on Nasdaq’s website and other stock quote platforms. No fractional shares will be issued as a result of the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share in connection with the reverse stock split will receive a cash payment in lieu thereof.

American Stock Transfer and Trust Company, LLC is acting as exchange agent for the reverse stock split and will send instructions to stockholders of record who hold stock certificates regarding the exchange of their certificates for post-reverse stock split shares of Common Stock. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

"Jaguar is focused on two late-stage clinical events in the next approximately 6 to 7 months that we expect to be transformational in terms of value creation and recognition for the Company. Our key near-term clinical activity is our Phase 3 pivotal OnTarget trial of crofelemer for our core follow-on indication of prophylaxis of cancer therapy-related diarrhea (CTD). We expect enrollment in this pivotal trial to complete in the second quarter of 2023," said Lisa Conte, Jaguar's president and CEO. "Our second prioritized clinical program centers around our approved investigator-initiated proof-of-concept trial of crofelemer for short bowel syndrome (SBS) and congenital diarrheal disorders (CDD). SBS and CDD are devastating and often catastrophic diseases for patients, who are frequently on parenteral nutrition for as long as 20 hours a day, seven days a week. Additional investigator-initiated requests and trials and clinical data for SBS and CDD are expected to come throughout 2023. In accordance with the guidelines of specific European Union countries, publications of proof-of concept data from these trials could support early patient access to crofelemer for SBS or CDD with intestinal failure within 2023 through programs in Europe. Early access programs are revenue generating, and reimbursable for participating patients."

About Jaguar Health, Napo Pharmaceuticals, Napo Therapeutics & Jaguar Animal Health

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, including chronic, debilitating diarrhea. Jaguar Health's wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human pharmaceuticals from plants harvested responsibly from rainforest areas. Our crofelemer drug product candidate is the subject of the OnTarget study, an ongoing pivotal Phase 3 clinical trial for prophylaxis of diarrhea in adult cancer patients receiving targeted therapy. Jaguar Health is the majority shareholder of Napo Therapeutics S.p.A. (f/k/a Napo EU S.p.A.), an Italian corporation established by Jaguar Health in Milan, Italy in 2021 that focuses on expanding crofelemer access in Europe. Jaguar Animal Health is a tradename of Jaguar Health.

For more information about Jaguar Health, please visit https://jaguar.health. For more information about Napo Pharmaceuticals, visit www.napopharma.com. For more information about Napo Therapeutics, visit napotherapeutics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding Jaguar’s expectation that the Company’s Common Stock will begin trading on a split-adjusted basis when the market opens on the Effective Date, Jaguar’s expectation that two late-stage clinical events in the next approximately 6 to 7 months will be transformational in terms of value creation and recognition for the Company, the Company’s expectation that enrollment in the OnTarget trial will complete in the second quarter of 2023, Jaguar’s expectation that additional investigator-initiated requests and trials and clinical data for SBS and CDD will come throughout 2023, and the Company’s expectation that publications of proof-of concept data from these trials could support early patient access to crofelemer for SBS or CDD with intestinal failure within 2023 through programs in Europe. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

phodge@jaguar.health

Jaguar-JAGX